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                                                                   EXECUTED COPY

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                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                          SPECIAL DEVICES, INCORPORATED

                                       AND

                              SDI ACQUISITION CORP.



                            DATED AS OF JUNE 19, 1998

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                                TABLE OF CONTENTS

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                                                                                          PAGE
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
ARTICLE 1 THE MERGER.........................................................................1

               Section 1.1. The Merger.......................................................1
               Section 1.2. Effective Time...................................................1
               Section 1.3. Closing of the Merger............................................1
               Section 1.4. Effects of the Merger............................................2
               Section 1.5. Certificate of Incorporation and Bylaws..........................2
               Section 1.6. Directors........................................................2
               Section 1.7. Officers.........................................................2
               Section 1.8. Conversion of Shares.............................................2
               Section 1.9. Shares of Dissenting Holders.....................................3
               Section 1.10. Exchange of Certificates........................................3
               Section 1.11. Company Stock Options...........................................5

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................6

               Section 2.1. Organization and Qualification; Subsidiaries.....................6
               Section 2.2. Capitalization of the Company and its Subsidiaries...............7
               Section 2.3. Authority Relative to this Agreement; Consents and Approvals.....8
               Section 2.4. SEC Reports; Financial Statements................................8
               Section 2.5. Information Supplied.............................................9
               Section 2.6. Consents and Approvals; No Violations............................9
               Section 2.7. Title to Assets..................................................9
               Section 2.8. Company Products................................................10
               Section 2.9. Potential Conflicts of Interest.................................10
               Section 2.10. No Default.....................................................11
               Section 2.11. No Undisclosed Liabilities; Absence of Changes.................11
               Section 2.12. Litigation.....................................................11
               Section 2.13. Compliance with Applicable Law.................................11
               Section 2.14. Employee Plans.................................................12
               Section 2.15. Environmental Laws and Regulations.............................13
               Section 2.16. Intellectual Property; Software................................14
               Section 2.17. Year 2000 Compliance...........................................14
               Section 2.18. Government Contracts...........................................15
               Section 2.19. Certain Business Practices.....................................15
               Section 2.20. Vote Required..................................................16
               Section 2.21. Labor Matters..................................................16
               Section 2.22. Insurance......................................................16
               Section 2.23. Suppliers and Customers........................................16
               Section 2.24. Tax Matters....................................................16
               Section 2.25. Brokers........................................................17
               Section 2.26. Restrictions on Business Activities............................18
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
               Section 2.27. No Other Representations or Warranties.........................18

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF ACQUISITION.....................................18

               Section 3.1. Organization....................................................18
               Section 3.2. Authority Relative to this Agreement............................19
               Section 3.3. Information Supplied............................................19
               Section 3.4. Consents and Approvals; No Violations...........................19
               Section 3.5. No Default......................................................19
               Section 3.6. Availability of Financing.......................................20
               Section 3.7. No Prior Activities.............................................20
               Section 3.8. No Other Representations or Warranties..........................20

ARTICLE 4 COVENANTS.........................................................................20

               Section 4.1. Conduct of Business of the Company..............................20
               Section 4.2. Other Potential Acquirers.......................................23
               Section 4.3. Access to Information...........................................24
               Section 4.4. Stockholders Meeting............................................24
               Section 4.5. Additional Agreements; Reasonable Efforts.......................24
               Section 4.6. Consents........................................................25
               Section 4.7. Public Announcements............................................25
               Section 4.8. Indemnification; Directors' and Officers' Insurance.............25
               Section 4.9. Notification of Certain Matters.................................26
               Section 4.10. SEC Filings....................................................26
               Section 4.11. Notice of Certain Events.......................................26

ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE MERGER..........................................26

               Section 5.1. Conditions to Each Party's Obligations to Effect the Merger.....26
               Section 5.2. Conditions to Obligations of Acquisition........................27
               Section 5.3. Conditions to Obligations of the Company........................27

ARTICLE 6 TERMINATION; AMENDMENT; WAIVER....................................................28

               Section 6.1. Termination.....................................................28
               Section 6.2. Effect of Termination...........................................29
               Section 6.3. Fees and Expenses...............................................29
               Section 6.4. Limitation on Damages...........................................30
               Section 6.5. Amendment.......................................................30
               Section 6.6. Extension; Waiver...............................................30

ARTICLE 7 MISCELLANEOUS.....................................................................31

               Section 7.1. Nonsurvival of Representations and Warranties...................31
               Section 7.2. Entire Agreement; Assignment....................................31
               Section 7.3. Validity........................................................31
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
               Section 7.4. Notices.........................................................31
               Section 7.5. Governing Law...................................................32
               Section 7.6. Construction; Interpretation....................................32
               Section 7.7. Parties in Interest.............................................32
               Section 7.8. Severability....................................................32
               Section 7.9. Counterparts....................................................32
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                             TABLE OF DEFINED TERMS


Term                                         Cross Reference in Agreement                  Page
----                                         ----------------------------                  ----
Acquisition.................................Preamble.........................................2
Acquisition Material Adverse Effect.........Section 3.1(a)..................................17
Acquisition Transactions....................Section 4.2(a)..................................22
Agreement...................................Preamble.........................................2
Bid.........................................Section 2.14(d)(i)..............................15
Business Day................................Section 1.3......................................2
Certificates................................Section 1.10(a)..................................4
Closing.....................................Section 1.3......................................2
Closing Date................................Section 1.3......................................2
Code........................................Section 2.24....................................16
Commitment..................................Section 3.6.....................................19
Company.....................................Preamble.........................................2
Company Board...............................Recitals.........................................2
Company Common Stock........................Section 1.8(a)...................................2
Company Disclosure Schedule.................Section 1.11.....................................5
Company Dissenting Shares...................Section 1.9(a)...................................3
Company Material Adverse Effect.............Section 2.1(b)...................................6
Company Permits.............................Section 2.13....................................12
Company Plan................................Section 1.11(a)..................................5
Company Securities..........................Section 2.2(a)...................................7
Company Stock Option........................Section 1.11(a)..................................5
Continuing Shareholder Shares...............Section 1.8(a)...................................2
DGCL........................................Section 1.1......................................1
Effective Time..............................Section 1.2......................................2
Employee Plans..............................Section 2.14(a).................................12
Environmental Claim.........................Section 2.12(a).................................13
Environmental Laws..........................Section 2.12(a).................................13
ERISA.......................................Section 2.14(a).................................12
Exchange Agent..............................Section 1.10(a)..................................3
Excluded Shares.............................Section 1.8(a)...................................2
Government Contract.........................Section 2.14(d)(ii).............................15
Governmental Entity.........................Section 2.6......................................9
HSR Act.....................................Section 2.6......................................9
Insurance Policies..........................Section 2.22....................................16
Intellectual Property Rights................Section 2.13....................................14
Liabilities.................................Section 2.11....................................11
Lien........................................Section 2.2(b)...................................8
Merger......................................Section 1.1......................................2
Merger Consideration........................Section 1.10(b)..................................4
Per Share Amount............................Section 1.8(a)...................................3
Potential Acquirer..........................Section 4.2(b)..................................22
Proxy Statement.............................Section 4.4(a)..................................23
SEC.........................................Section 2.04(a)..................................8
SEC Reports.................................Section 2.4(a)...................................8
Securities Act..............................Section 2.4(a)...................................8
Shares......................................Section 1.8(a)...................................2
Stockholders Meeting........................Section 4.4(a)..................................23
Subsidiary(ies).............................Section 2.1(b)...................................6

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
Surviving Corporation.......................Section 1.1......................................2
Surviving Corporation Common Stock..........Section 1.8(b)...................................3
System......................................Section 2.17....................................14
Tax Return..................................Section 2.24....................................16
Taxes.......................................Section 2.24....................................16
Third Party.................................Section 6.3(a)..................................29
Third Party Acquisition.....................Section 6.3(a)..................................29
Title IV Plan...............................Section 2.14(a).................................12
U.S. Government.............................Section 2.14(d)(iii)............................15

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                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of the 19th day of June, 1998 (this "Agreement"), is made by and between SPECIAL DEVICES, INCORPORATED, a Delaware corporation (the "Company"), and SDI ACQUISITION CORP., a Delaware corporation ("Acquisition").

                                 R E C I T A L S

        WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, its stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend and adoption of this Agreement by the stockholders of the Company.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Acquisition hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

        SECTION 1.1. THE MERGER. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), and the separate corporate existence of Acquisition shall cease.

        SECTION 1.2. EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3), a Certificate of Merger shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the time the Merger becomes effective being referred to herein as the "Effective Time").

        SECTION 1.3. CLOSING OF THE MERGER. The closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the latest to occur of the conditions precedent set forth in
Article 5 (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place


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is agreed to in writing by the parties. "Business Day" means any day other than
Saturday, Sunday or a federal holiday.

        SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.5. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Acquisition in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

        SECTION 1.6. DIRECTORS. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

        SECTION 1.7. OFFICERS. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

        SECTION 1.8.  CONVERSION OF SHARES.

        (a) At the Effective Time, each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and, collectively, the "Shares") (other than (i) Shares held by the Company or any Subsidiaries (as defined in Section 2.1(c)) of the Company, (ii) Shares held by Acquisition, (iii) Shares held by J.F. Lehman Equity Investors I, L.P., (iv) any Shares to remain outstanding pursuant to Section 1.8(d) and (v) Company Dissenting Shares (as defined in Section 1.9(a)) (collectively, the "Excluded Shares") shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive a cash payment per Share, without interest, equal to $37.00 (the "Per Share Amount") upon the surrender of the certificate representing such Share.

        (b) At the Effective Time, each issued and outstanding share of the common stock, par value $0.01 per share, of Acquisition shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock").

        (c) At the Effective Time, each Share held by the Company as treasury stock or held by Acquisition, J.F. Lehman Equity Investors I., L.P. or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition,


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the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

        (d) Shares in the amount and held by the Persons set forth in Exhibit A shall not be converted as provided in Section 1.8(a), but shall remain outstanding and become an equal number of shares of Surviving Corporation Common Stock as set forth in Section 1.8(b).

        SECTION 1.9.  SHARES OF DISSENTING HOLDERS.

        (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor of the Merger and who otherwise complies with the DGCL ("Company Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to Section 1.8(a), unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the DGCL, each Company Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Amount pursuant to Section 1.8(a).

        (b) Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Acquisition or Acquisition's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

        (c) The Company shall give Acquisition prompt notice of any demands received by the Company for the payment of fair value for shares, and Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands.

        SECTION 1.10. EXCHANGE OF CERTIFICATES.

        (a) A bank or trust company to be designated by Acquisition and reasonably acceptable to the Company, shall act as the exchange agent (in such capacity, the "Exchange Agent"), for the benefit of the holders of Shares, for the exchange of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") that were converted into the right to receive the Per Share Amount pursuant to Section 1.8(a), all in accordance with this Article 1. At the Effective Time, Acquisition shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, cash in U.S. dollars in an amount equal to the Per Share Amount multiplied by the aggregate outstanding Shares (other than the Excluded Shares) to be paid pursuant to Section 1.8(a).

        (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquisition and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a cash payment of the proper Merger


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Consideration (as defined below) pursuant to Section 1.8(a). Upon surrender of a
Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquisition, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount equal to the Merger Consideration, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration upon the surrender of any Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the proper Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares have been paid. Until surrendered and exchanged as contemplated by this
Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to the Merger Consideration, as contemplated by this Section 1.10.

        "Merger Consideration" means an amount equal to (A) the Per Share Amount, multiplied by (B) the number of Shares represented by any Certificate or Certificates held by the holder of Shares.

        (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall pay, upon the making of an affidavit of that fact by the holder thereof, the proper Merger Consideration as may be required pursuant to this Section 1.10; provided, however, that the Surviving Corporation may, in its discretion, require the delivery of a suitable bond and/or indemnity.

        (d) The Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1, except as otherwise provided by law.

        (e) Any portion of the Merger Consideration set aside for any holder of Shares that remains undistributed to any holder of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Shares who has not theretofore complied with this Article 1 shall thereafter look only to the Surviving Corporation for payment of their claim for any Merger Consideration.


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        (f) Notwithstanding Section 1.11(e), neither the Surviving Corporation nor the Company shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (g) Any amounts remaining unclaimed by any holder of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claim or interest of any Person previously entitled thereto.

        (h) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.10(a) to pay for shares for which dissenters' rights have been perfected shall be returned to the Surviving Corporation upon demand.

        SECTION 1.11. COMPANY STOCK OPTIONS.

        (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock reflected in Section 1.11 (a "Company Stock Option" or collectively, "Company Stock Options") of the Company Disclosure Schedule previously delivered by the Company to Acquisition (the "Company Disclosure Schedule") issued pursuant to the Amended and Restated 1991 Stock Incentive Plan of the Company (the "Company Plan") or issued outside the Company Plan via special grants by the Company's Stock Option Committee to certain employees, whether vested or unvested, shall be converted into and shall become the right to receive a cash payment per Company Stock Option, without interest, determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable per share exercise price of such Company Stock Option (without taking into account whether such Company Stock Option was in fact exercisable at such time), by (ii) the number of shares of Company Common Stock underlying the Company Stock Options, whether vested or unvested, immediately prior to the Effective Time. At the Effective Time, all Company Stock Options (including those options with an exercise price equal to or in excess of the Per Share Amount) shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in this Section 1.11. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Plan) that are necessary to give effect to the transactions contemplated by this Section 1.11.

        (b) As soon as practicable after the Effective Time (but no later than thirty (30) days following the Effective Time), the Surviving Corporation shall establish a procedure to effect the surrender of Company Stock Options in exchange for the cash payment to which the holder of a Company Stock Option shall be entitled under Section 1.11(a), and, upon surrender of such Company Stock Option, the Surviving Corporation shall pay to the holder thereof in cash the amount, if any, to which such holder shall be entitled thereunder.


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                                    ARTICLE 2

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Acquisition as follows:

        SECTION 2.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

        (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

        (b) The Company has heretofore delivered to Acquisition true and complete copies of the Articles of Incorporation and By-laws, or comparable instruments, of the Company and each of the Subsidiaries as in effect on the date hereof. The minute books, or comparable records, of the Company and each of the Subsidiaries heretofore have been made available to Acquisition for its inspection and contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors (and any committee thereof) and stockholders of the Company and each of the Subsidiaries since the time of the Company's organization or any such Subsidiary's organization, as the case may be, and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting.

        (c) Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company has no equity interests in any corporations, partnerships, limited liability companies, trusts or similar business entities. Each of the subsidiaries listed in Section 2.1 of the Company Disclosure Schedule (each a "Subsidiary" and, collectively, "Subsidiaries") is a corporation or a limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Company Material Adverse Effect (as defined below). When used in connection with the Company or its Subsidiaries, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Company Material Adverse Effect: (i) a change in the market price or trading volume of the Company Common Stock or (ii) a failure by the Company to meet internal earnings or revenue projections or the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date.

        (d) Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary,


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except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

        (e) The Company has heretofore delivered to Acquisition accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of the Company.

        SECTION 2.2.  CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

        (a) The authorized capital stock of the Company consists of: 20,000,000 shares of Company Common Stock, of which, as of June 15, 1998, 7,809,801 shares of Company Common Stock were issued and outstanding, and 2,000,000 shares of preferred stock, par value $0.01 per share, no shares of which are issued or outstanding. All of the shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of June 15, 1998, approximately 675,272 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options. Since May 4, 1998, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and, since May 4, 1998, no stock options have been granted. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options or other rights to acquire from the Company or its Subsidiaries, and no obligations of the Company or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (collectively, "Company Securities"). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

        (b) Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its Subsidiaries issued and outstanding that are convertible into or exchangeable for, no options or other rights to acquire from the Company or its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any Subsidiary. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        (c) The Company Common Stock constitutes the only class of equity securities of the Company registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        SECTION 2.3. AUTHORITY RELATIVE TO THIS AGREEMENT; CONSENTS AND
APPROVALS.

        (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

        (b) The Company Board has duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions contemplated hereby and resolved to recommend that the stockholders of the Company approve and adopt this Agreement; provided, however, that such approval and recommendation may be withdrawn, modified or amended subject to Section 4.2 and Article 6 of this Agreement.

        SECTION 2.4.  SEC REPORTS; FINANCIAL STATEMENTS.

        (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission ("SEC") since October 31, 1995 (the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has delivered to Acquisition, in the form filed with the SEC (including any amendments thereto),
(i) its Annual Reports on Form 10-K for each of the fiscal years ended October 31, 1996 and 1997, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1995, and (iii) all other reports or registration statements filed by the Company with the SEC since October 31, 1995. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in the Annual Reports on Form 10-K referred to in the second sentence of this Section 2.4(a) and the unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 1998 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

        (b) The Company has heretofore made available to Acquisition a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

        SECTION 2.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 4.4(a)) will, at the respective times that the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        SECTION 2.6. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the filing and recordation of a Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or similar governing documents) of the Company, (b) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, Company Permit (as defined in Section 2.13), rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (b) or
(c) for violations, breaches or defaults which would not have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 2.7. TITLE TO ASSETS. The Company and each of its Subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien of current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company), (iii) as disclosed in the Company SEC Reports, (iv) mortgages incurred in the ordinary course of business, or (v) except as set forth in Section 2.7 of the Company Disclosure Schedule and except for such matters which, singly or in the aggregate, could not reasonably be expected to cause a Company Material Adverse Effect. All leases under which the Company leases real or personal property have been delivered to Acquisition and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a Company Material Adverse Effect.

        SECTION 2.8. COMPANY PRODUCTS. Except as set forth in Section 2.8 of the Company Disclosure Schedule, there are no statements, citations or decisions by any Governmental Entity specifically stating that any company product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Entity. Except as set forth in Section 2.8 of the Company Disclosure Schedule, there have been no recalls ordered by any such Governmental Entity with respect to any company product. Except as set forth in Section 2.8 of the Company Disclosure Schedule, to the knowledge of the Company or any of its Subsidiaries, there is no (a) fact relating to any company product that may impose upon the Company or any of its Subsidiaries a duty to recall any company product or a duty to warn customers of a defect or of any hazardous substance in any company product, (b) latent or overt design, manufacturing or other defect in any company product, (c) company product, the reasonably foreseeable use of which may expose any person to any hazardous substance or (d) material liability for warranty claims or returns with respect to any company product not fully reflected in the SEC Reports.

        SECTION 2.9. POTENTIAL CONFLICTS OF INTEREST. Except as set forth in
Section 2.9 of the Company Disclosure Schedule, (a) no officer, director or affiliate of the Company or any of its Subsidiaries, (b) no relative or spouse (or relative of such spouse) of any such officer, director and (c) no entity controlled by one or more of the foregoing:

               (A) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company or any of its Subsidiaries;

               (B) owns, directly or indirectly, in whole or in part, any property that the Company or any of its Subsidiaries uses in the conduct of its business;

               (C) has any claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under benefit plans, and similar matters and agreements existing on the date hereof; or

               (D) is party to a transaction that is required to be disclosed under Item 404 of Regulation S-K.

        SECTION 2.10. NO DEFAULT. Except as set forth in Section 2.10 of the Company Disclosure Schedule, none of the Company or its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its Certificate of Incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 2.11. NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. Except as set forth in Section 2.11 of the Company Disclosure Schedule, as of May 4, 1998, none of the Company or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries ("Liabilities") (including the notes thereto) or which would have, individually or in the aggregate, a Company Material Adverse Effect. Except as publicly disclosed by the Company and except as set forth in Section 2.11 of the Company Disclosure Schedule, since May 4, 1998, none of the Company or its Subsidiaries has incurred any Liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, and there have been no events, changes or effects with respect to the Company or its Subsidiaries having, individually or in the aggregate, a Company Material Adverse Effect. Except as publicly disclosed and except as disclosed in Section 2.11 of the Company Disclosure Schedule and
Section 4.1 of the Company Disclosure Schedule, since May 4, 1998, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development or state of circumstances or facts as described in Sections 4.1(a) through 4.1(r).

        For the purposes of this Agreement, "publicly disclosed" means information included in the Company's Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K.

        SECTION 2.12. LITIGATION. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity that could reasonably be expected to be adversely determined, and if adversely determined, could reasonably be expected to have a Company Material Adverse Effect or which would prevent or substantially delay the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 2.12, none of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction, decree or order of any Governmental Entity that would have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

        SECTION 2.13. COMPLIANCE WITH APPLICABLE LAW. Except as set forth in
Section 2.13 of the Company Disclosure Schedule, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as publicly disclosed by the Company, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect. Except as publicly disclosed by the Company, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, injunction, writ or regulation of any Governmental Entity except that no representation or warranty is made in this
Section 2.13 with respect to Environmental Laws (as defined in Section 2.15) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section
2.13 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Company Material Adverse Effect.

        SECTION 2.14. EMPLOYEE PLANS.

        (a) Section 2.14 of the Company Disclosure Schedule identifies each employment, severance or similar contract or arrangement and each plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) under which the Company or any of its Subsidiaries has or in the future could have any liability ("Employee Plans"). There is no Employee Plan which (i) is a multiemployer plan (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) is a plan, other than a multiemployer plan, subject to Title IV of ERISA (a "Title IV Plan") or (iii) is maintained in connection with any trust described in Section 501(c)(9) of the Code.

        (b) The Company has furnished to Acquisition copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Section B thereto), the most recent actuarial valuation report prepared in connection with any Employee Plan.

        (c) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA which transaction has or can reasonably be expected to cause the Company or any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

        (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

        (e) Neither the Company nor any subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required under applicable law.

        (f) Other than as described in Section 2.14 of the Company Disclosure Schedule, no employee or former employee of the Company or any subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

        (g) There are no unfunded obligations under any Employee Plan which are not fully reflected on the most recent financial statements of the Company.

        SECTION 2.15. ENVIRONMENTAL LAWS AND REGULATIONS.

        (a) Except as set forth in Section 2.15 of the Company Disclosure Schedule, (i) each of the Company and its Subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that could not reasonably be expected to be adversely determined, and if adversely determined, could not reasonably be expected to have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) since July 1, 1992, none of the Company or its Subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"); and
(iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

        (b) There are no Environmental Claims that could reasonably be expected to be adversely determined, and if adversely determined, could reasonably be expected to have a Company Material Adverse Effect that are pending or, to the best knowledge of the Company, threatened against the Company or its Subsidiaries or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

        (c) There is no condition on, in or under any property currently or formerly owned, leased or operated by the Company or its Subsidiaries in violation of, or for which there is an obligation under, Environmental Laws where such violation or obligation is reasonably likely to result in a Company Material Adverse Effect.

        SECTION 2.16. INTELLECTUAL PROPERTY; SOFTWARE.

        (a) Each of the Company and its Subsidiaries owns or possesses adequate licenses or other valid rights to use, practice, sell, license and dispose of, without restriction, all United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets (the "Intellectual Property Rights") and applications therefor that are necessary to or are used in connection with the business of the Company and its Subsidiaries, free and clear of any Liens, except where the failure to own or possess valid rights to use such Intellectual Property Rights would not have a Company Material Adverse Effect.

        (b) The validity, enforceability, ownership of or the right to use, sell, license or dispose of any Intellectual Property Rights of the Company or its Subsidiaries is not being questioned in any pending, or to the knowledge of the Company, threatened claim, proceeding, office action or litigation, and except as set forth in Section 2.16(b) of the Company Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as now conducted does not, to the best knowledge of the Company, infringe any Intellectual Property Rights of others except in each case where such would not have a Company Material Adverse Effect. The consummation of the transactions completed hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

        (c) Except as set forth on Section 2.16(b) of the Company Disclosure Schedule, and except where it would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no third party is infringing upon or otherwise violating any Intellectual Property Rights of the Company or its Subsidiaries.

        SECTION 2.17. YEAR 2000 COMPLIANCE. The Company believes that its ongoing computer system upgrading program will result in each system, comprised of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) (collectively, a "System"), that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company and its Subsidiaries not being materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century, and that all material Systems will operate to accurately process date data (including but not limited to calculating, comparing and sequencing) from, into and between year 1999 and 2000. The Company believes that neither the Company nor any of its Subsidiaries will incur material expenses arising from or relating to the failure of any of its Systems as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000.

        SECTION 2.18. GOVERNMENT CONTRACTS.

        (a) Neither the Company, any affiliate of the Company, nor any of the Company's directors, officers, employees, agents or consultants is (or for the last three years has been) (i) except as set forth in Section 2.18(a) of the Company Disclosure Schedule, under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (ii) suspended or debarred from doing business with the U.S. Government or any state or local government or declared nonresponsible or ineligible for government contracting. Except as set forth in
Section 2.18(a) of the Company Disclosure Schedule, neither the Company nor any affiliate of the Company has made a voluntary disclosure to any U.S. Government, state or local government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, the Company knows of no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company in the future.

        (b) Neither the U.S. Government, any state or local government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company, nor has the Company asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid. There are no facts of which the Company is aware upon which such a claim or dispute proceeding may be based in the future.

        (c) For purposes of this Agreement, the following terms shall have the meanings set forth below:

            (i) "Bid" means any quotation, bid or proposal by the Company or any of its Affiliates which, if accepted or awarded, would lead to a contract with the U.S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by the Company.

            (ii) "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company between the Company and (a) the U.S. Government, (b) any prime contractor to the U.S. Government or (c) any subcontractor with respect to any contract described in clause (a) or (b).

            (iii) "U.S. Government" means the United States government including any and all agencies, commissions, branches, instrumentalities and departments thereof.

        SECTION 2.19. CERTAIN BUSINESS PRACTICES. None of the Company, any of its Subsidiaries or any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

        SECTION 2.20. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

        SECTION 2.21. LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

        SECTION 2.22. INSURANCE. The Company maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

        SECTION 2.23. SUPPLIERS AND CUSTOMERS. The documents and information supplied by the Company to Acquisition in connection with this Agreement with respect to the relationships and volumes of business done with significant suppliers and customers was accurate in all material respects. During the last twelve months, the Company has received no notices of termination or written threats of termination from any of the five largest suppliers or the five largest customers of the Company and its Subsidiaries.

        SECTION 2.24. TAX MATTERS. Except as set forth in Section 2.24 of the Company Disclosure Schedule:

        (a) All federal, state, local and foreign Tax Returns (as defined below) required to be filed by or on behalf of any of the Company or its Subsidiaries have been timely filed and all such Tax Returns are true and complete in all material respects. All material Taxes (as defined below) owed by the Company or its Subsidiaries for each taxable period have been paid. "Tax Return" means any return, report or information statement required to be filed with respect to Taxes. "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto).

        (b) No audit examination, deficiency assessment, refund litigation or other administrative or court proceeding with respect to any Tax Returns or Taxes of the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened. There are no material unpaid Tax deficiency assessments or adjustments concerning any Tax Return or any Tax liability of the Company or its Subsidiaries.

        (c) There are no outstanding agreements or waivers to extend the period of limitations for the filing of any Tax Return of the Company or its Subsidiaries or the assessment or collection of any Tax from the Company or its Subsidiaries and no power of attorney relating to any Tax matters is currently in force. There are no closing agreements pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"), currently in force with respect to the Company or any of its Subsidiaries.

        (d) Each of the Company and its Subsidiaries has withheld and timely deposited or paid all material Taxes required to have been withheld and deposited or paid in connection with amounts paid or owing to any independent contractor, stockholder or other third party.

        (e) Neither the Company nor its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of them.

        (f) No property owned by the Company or its Subsidiaries is property that Acquisition or the Company or its Subsidiaries is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, is tax-exempt use property within the meaning of Section 168(h)(1) of the Code or tax-exempt bond financed property within the meaning of Section 168(g) of the Code.

        (g) Neither the Company nor its Subsidiaries is now, or during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, was, a United States real property holding corporation within the meaning of Section 897 of the Code.

        (h) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any obligations to indemnify or reimburse any other person (excluding the Company or any of its Subsidiaries) for Taxes.

        (i) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

        SECTION 2.25. BROKERS. No broker, finder or investment banker (other than Donaldson, Lufkin & Jenrette Securities Corporation (the "Financial Advisor") pursuant to an arrangement that has been disclosed to Acquisition prior to the date hereof) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

        SECTION 2.26. RESTRICTIONS ON BUSINESS ACTIVITIES. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

        SECTION 2.27. NO OTHER REPRESENTATIONS OR WARRANTIES. No representations or warranties have been made by or on behalf of the Company or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement other than those expressly set forth in this Article 2. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance or prospects of the Company, its Subsidiaries or their respective businesses.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                                 OF ACQUISITION

        Acquisition hereby represents and warrants to the Company as follows:

        SECTION 3.1.  ORGANIZATION.

        (a) Acquisition is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on Acquisition. When used in connection with Acquisition, the term "Acquisition Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of Acquisition and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Acquisition or any of its subsidiaries is engaged.

        (b) Acquisition has heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Acquisition. Each of Acquisition and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have an Acquisition Material Adverse Effect.

        SECTION 3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Acquisition has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other proceedings on the part of Acquisition is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquisition and constitutes a valid, legal and binding agreement of Acquisition, enforceable against Acquisition in accordance with its terms.

        SECTION 3.3. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Acquisition for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 4.4(a)) will, at the respective times that the Proxy Statement or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        SECTION 3.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming the truth and accuracy of the Company's representations and warranties contained in
Section 2.6, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act and the filing and recordation of a Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Acquisition of this Agreement or the consummation by Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have an Acquisition Material Adverse Effect or have a material adverse affect on the ability of Acquisition to consummate the Merger. Neither the execution, delivery and performance of this Agreement by Acquisition nor the consummation by Acquisition of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or Bylaws (or similar governing documents) of Acquisition or any of its subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Acquisition or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Acquisition or any of its subsidiaries or any of its respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults which would not have an Acquisition Material Adverse Effect or have a material adverse effect on the ability of Acquisition to consummate the Merger.

        SECTION 3.5. NO DEFAULT. Acquisition is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate or articles of incorporation or Bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Acquisition is now a party or by which it or any of its respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Acquisition or any of its respective properties or assets, except in the case of (b) or (c) for violations, breaches or defaults that would not have an Acquisition Material Adverse Effect or have a material adverse effect on the ability of Acquisition to consummate the Merger.

        SECTION 3.6. AVAILABILITY OF FINANCING. Acquisition has received valid and enforceable commitments from Bankers Trust Company and Bankers Trust Corporation (the "Commitments"), copies of which have been delivered to the Company, to provide an aggregate of $203,000,000, including approximately $10,500,000 to cover fees and expenses, of the funds necessary to purchase shares of Company Common Stock in the Merger, which Commitments are conditioned only upon the satisfaction of Acquisition's conditions contained herein.

        SECTION 3.7. NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization, the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

        SECTION 3.8. NO OTHER REPRESENTATIONS OR WARRANTIES. No representations or warranties are made by or on behalf of Acquisition in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Article 3. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance or prospects of Acquisition or its business.

                                    ARTICLE 4

                                    COVENANTS

        SECTION 4.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to conduct their operations otherwise than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Acquisition, and will not permit any of its Subsidiaries to:

        (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

        (b) amend or modify (except as contemplated herein) the terms of the Company Plan or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options;

        (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or make any direct or indirect redemption, retirement or purchase in respect of its capital stock, or redeem or otherwise acquire any Company Securities or any securities of its Subsidiaries;

        (d) except for short-term bank borrowings in the ordinary course of business, incur any indebtedness for borrowed money;

        (e) reduce its cash or short-term investment or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

        (f) waive any material right under any contract or other agreement of the type required to be set forth on any Section hereto;

        (g) materially change any of its business policies, including advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

        (h) make any loan or advance to any of its stockholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or make any other loan or advance otherwise than in the ordinary course of business;

        (i) terminate or fail to renew any contract or other agreement, the termination of which or failure to renew would have a Company Material Adverse Effect;

        (j) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its Subsidiaries taken as a whole and except for indebtedness not exceeding $10,000,000 in the aggregate; (ii) except as described in Section 4.1 of the Company Disclosure Schedule, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries taken as a whole and except for obligations of its Subsidiaries;
(iii) except for investments not exceeding $5,000,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other person (other than to its Subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) except as described in Section 4.1 of the Company Disclosure Schedule, pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) except as described in Section 4.1, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon except for Liens securing indebtedness not exceeding $10,000,000 in the aggregate;

        (k) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, except as required under existing agreements and except for the payment of bonuses and severance payments in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

        (l) except as described in Section 4.1 of the Company Disclosure Schedule or with the consent of Acquisition acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which have a value in excess of $1,000,000;

        (m) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

        (n) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (except for transactions having an aggregate value not exceeding $5,000,000 in the aggregate); (ii) authorize or make any new capital expenditure or expenditures which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000; provided, however, that none of the foregoing shall limit any capital expenditure already included in the Company's 1998 capital expenditure budget previously provided to Acquisition; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

        (o) make any tax election or settle or compromise any income tax liability material to the Company and its Subsidiaries taken as a whole;

        (p) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries at May 4, 1998 or incurred in the ordinary course of business consistent with past practice;

        (q) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

        (r) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(r) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

        SECTION 4.2.  OTHER POTENTIAL ACQUIRERS.

        (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries (including officers, directors, representatives and agents of the Company and its Subsidiaries) to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide information to any corporation, partnership, person or other entity or group except Acquisition concerning any merger, sale of assets, sale of or tender offer for its common stock or similar actions (any such transactions being referred to herein as "Acquisition Transactions") provided, however, that nothing herein shall prevent the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer.

        (b) Notwithstanding the provisions of paragraph (a) above, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction, furnish information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") pursuant to appropriate confidentiality agreements and may participate in discussions and negotiate with such Potential Acquirer concerning any inquiry or proposal to acquire the Company in an Acquisition Transaction or negotiate with such Potential Acquirer if (i) the Company shall have given not less than two (2) business days' advance written notice to Acquisition of the Company's intention to do so and (ii) the Company Board is advised by one or more of its independent financial advisors that providing information to the Potential Acquirer is likely to lead to an Acquisition Transaction on terms that would yield a higher value to the Company's stockholders than the Merger and is in furtherance of the best interests of the Company's stockholders.

        (c) In the event the Company shall determine to provide any information or negotiate as described in paragraph (b) above, or shall receive any request, inquiry proposals or offer of the type referred to in paragraph (b) above, it shall (i) immediately provide Acquisition with a copy of all information being provided to the third party, (ii) promptly inform Acquisition that information is to be provided, that negotiations are to take place or that an offer has been received and (iii) if a request, inquiry, proposal or offer has been received, furnish to Acquisition a description of the material terms thereof and, unless the Company Board concluded that such disclosure is inconsistent with its fiduciary duties under applicable law, furnish to Acquisition the identity of the person receiving such information or the proponent of such offer, if applicable.

        (d) The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Company Board shall have determined in good faith, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Company Board under applicable law.

        SECTION 4.3.  ACCESS TO INFORMATION.

        (a) Between the date hereof and the Effective Time, the Company will provide to Acquisition and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, will permit Acquisition to make such inspections as Acquisition may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Acquisition with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Acquisition may from time to time reasonably request.

        (b) Acquisition will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its Subsidiaries furnished to Acquisition in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and J.F. Lehman & Company dated March 1, 1998.

        SECTION 4.4.  STOCKHOLDERS MEETING.

        (a) The Company shall, as promptly as practicable, take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of shares of Company Common Stock (the "Stockholders Meeting") to consider and vote upon the approval of this Agreement. The Company shall promptly prepare and file with the SEC a proxy statement for the solicitation of a vote of holders of shares of Company Common Stock approving the Merger (the "Proxy Statement"), which shall include the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the stockholders of the Company, other than those set forth on Exhibit A, pursuant to the Merger is fair to such stockholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

        SECTION 4.5. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each party agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) cooperation in the preparation and filing of the Proxy Statement, any filings that may be required under the HSR Act and any amendments thereto; (b) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing debt obligations of the Company and its Subsidiaries or to amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (c) contesting any legal proceeding relating to the Merger and (d) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Acquisition agrees to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

        SECTION 4.6. CONSENTS. Acquisition and the Company each will use all commercially reasonable efforts to obtain consents and/or waivers of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

        SECTION 4.7. PUBLIC ANNOUNCEMENTS. Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq Stock Market, as determined by Acquisition or the Company, as the case may be.

        SECTION 4.8.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

        (a) Acquisition agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or bylaws (or other similar governing instruments) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification (subject to the Surviving Corporation's receipt of an undertaking by the indemnified party to return such advanced expenses to the Surviving Corporation if it is determined by a final, non-appealable order of a court of competent jurisdiction that such indemnified party is not entitled to retain such advanced expenses).

        (b) Acquisition shall cause the Surviving Corporation to maintain in effect for not less than five (5) years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% of the amount per annum incurred by the Company in the twelve months ended at the Effective Time with respect to such insurance, which amount has been disclosed to Acquisition.

        (c) In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case Acquisition shall make or cause the successor or transferee of the Surviving Corporation agree to comply in all material respects with the terms of this Section 4.8.

        SECTION 4.9. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Acquisition and Acquisition shall give prompt notice to the Company concerning, (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect as if made at the Effective Time and (b) any material failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        SECTION 4.10. SEC FILINGS. Each of Acquisition and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

        SECTION 4.11. NOTICE OF CERTAIN EVENTS. The Company shall promptly notify Acquisition, and Acquisition shall promptly notify the Company, of:

        (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

        (c) with respect only to the Company, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 or which relate to the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

        SECTION 5.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

        (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

        (c) any waiting period applicable to the Merger and the other transactions described in the recitals to this Agreement under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

        SECTION 5.2. CONDITIONS TO OBLIGATIONS OF ACQUISITION. The obligation of Acquisition to effect the Merger are also subject to the satisfaction or waiver by Acquisition prior to the Effective Time of the following conditions:

        (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date it being understood that representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are untrue or incorrect in the aggregate is likely to have a Company Material Adverse Effect.

        (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

        SECTION 5.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

        (a) The representations and warranties of Acquisition set forth in this Agreement shall be true and correct in all materials respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date it being understood that representations and warranties shall be deemed to be true and correct unless the respects in which the representations and warranties (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are untrue or incorrect in the aggregate is likely to have an Material Adverse Effect on Acquisition

        (b) Acquisition shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                                    ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

        SECTION 6.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

        (a)    by mutual written consent of Acquisition and the Company;

        (b) by Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or
(ii) the Merger has not been consummated by October 31, 1998 (unless otherwise extended by the parties); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

        (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Acquisition set forth in this Agreement, or any representation or warranty of Acquisition shall have become untrue, in either case if the respects in which the representations and warranties made by Acquisition are inaccurate would in the aggregate have an Acquisition Material Adverse Effect or materially adversely affect (or delay) the consummation of the Merger, (ii) there shall have been a breach on the part of Acquisition of any of their respective covenants or agreements hereunder having an Acquisition Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Merger, and Acquisition has not cured such breach prior to ten (10) days following notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in a manner that proximately contributed to such breach by Acquisition, (iii) the Company Board by a majority vote shall have determined in its good faith judgment that it must do so in the exercise of its fiduciary duties under the DGCL, provided that such termination under this clause (iii) shall not be effective until payment of the fee required by Section 6.3(a) or
(iv) the Company shall have convened a meeting of its stockholders to vote upon the merger and shall have failed to obtain the requisite vote of the stockholders;

        (d) by Acquisition if (i) the Company Board withdraws or modifies in a manner materially adverse to Acquisition the approval or recommendation of the Merger or shall have recommended a Third Party Acquisition (as defined below),
(ii) a Third Party Acquisition occurs, (iii) there shall have been a breach of any representation or warranty on the part of Company set forth in this Agreement, or any representation or warranty of the Company shall have become untrue, in either case if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a Company Material Adverse Effect or materially adversely affect (or delay) the consummation of the Merger, (iv) there shall have been a breach on the part of the Company of its covenants or agreements hereunder having, individually or in the aggregate, a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Merger, and, with respect to clauses (iii) and (iv) above, the Company has not cured such breach prior to ten (10) days following notice by Acquisition thereof, provided that, with respect to clauses (iii) and
(iv) above, Acquisition has not breached any of its respective obligations hereunder in a manner that proximately contributed to such breach by the Company or (v) Acquisition shall have discovered that any information supplied to it by the Company (excluding, for such purposes, any projections or forecasts or other forward looking information supplied by the Company), at the time provided to Acquisition, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and such misstatement or omission would have a Company Material Adverse Effect.

        SECTION 6.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement by either Acquisition or the Company as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or its affiliates, directors, officers or stockholders except (a) with respect to Sections 4.3(b), 6.2, 6.3 and 6.4 and
(b) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        SECTION 6.3.  FEES AND EXPENSES.

        (a) In the event that this Agreement shall be terminated pursuant to Sections 6.1(c)(iii) or 6.1(d) and, within twelve (12) months thereafter, or
Section 6.1(c)(iv) and, within six (6) months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, then Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Acquisition for such damages, the Company shall pay to Acquisition the amount of $6,000,000 as liquidated damages. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty.

        "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 50% or more of the total assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of shares of Company Common Stock resulting in such person holding at least 50% or more of the outstanding shares of Company Common Stock.

        (b) Upon the termination of this Agreement pursuant to Sections 6.1(d) or 6.1(c)(iv) (unless such termination is also covered by Section 6.3(a)), the Company shall reimburse Acquisition and its affiliates (not later than ten (10) Business Days after submission of statements therefor) for all documented out-of-pocket fees and expenses, not to exceed $750,000, reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). Acquisition has provided the Company with an estimate of the amount of such fees and expenses and, if Acquisition shall have submitted a request for reimbursement hereunder, will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $200,000), within ten (10) Business Days of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course. Nothing in this Section 6.3(b) shall relieve any party from any liability for breach of this Agreement.

        (c) Upon the termination of this Agreement pursuant to Sections 6.1(c)(i) or (ii) Acquisition shall reimburse the Company and its affiliates (not later than ten (10) Business Days after submission of statements therefor) for all documented out-of-pocket fees and expenses, not to exceed $750,000, reasonably incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, filing fees, printing and mailing costs, fees payable to investment bankers, counsel to any of the foregoing, and accountants). The Company has provided Acquisition with an estimate of the amount of such fees and expenses and, if the Company shall have submitted a request for reimbursement hereunder, will provide Acquisition in due course with invoices or other reasonable evidence of such expenses upon request. Acquisition shall in any event pay the amount requested (not to exceed $200,000) within ten
(10) Business Days of such request, subject to Acquisition's right to demand a return of any portion as to which invoices are not received in due course. Nothing in this Section 6.3(c) shall relieve any party from any liability for breach of this Agreement.

        (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

        SECTION 6.4. LIMITATION ON DAMAGES In the event of a breach of this Agreement by any party hereto, the breaching party shall be liable, in accordance with the provisions of this Agreement, for the consequences of such breach (in addition to all documented out-of-pocket fees and expenses reimbursable under Sections 6.3(b) or (c)); provided that, no breaching party shall be liable for more than $15,000,000.

        SECTION 6.5. AMENDMENT. This Agreement may be amended by action taken by the Company and Acquisition at any time before or after approval of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

        SECTION 6.6. EXTENSION; WAIVER. At any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 7

                                  MISCELLANEOUS

        SECTION 7.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

        SECTION 7.2. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of Acquisition, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

        SECTION 7.3. VALIDITY. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

        SECTION 7.4. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

               if to Acquisition:     SDI Acquisition Corp.
                                      c/o J.F. Lehman & Company
                                      450 Park Avenue
                                      New York, NY  10022
                                      Attention:  Keith Oster

               with a copy to:        Paul, Weiss, Rifkind, Wharton & Garrison
                                      1285 Avenue of the Americas
                                      New York, NY  10019
                                      Attention:  Neale M. Albert, Esq.



               if to the Company to:  Special Devices, Incorporated
                                      16830 West Placerita Canyon Road
                                      Newhall, CA  91321
                                      Attention:  The President
               with a copy to:        Gibson, Dunn & Crutcher LLP
                                      333 S. Grand Avenue
                                      Los Angeles, CA  90071
                                      Attention:  Richard A. Strong, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

        SECTION 7.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

        SECTION 7.6. CONSTRUCTION; INTERPRETATION. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, Section, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning, and not strictly for or against any party.

        SECTION 7.7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns, and except as provided in Section 7.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        SECTION 7.8. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

        SECTION 7.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                   SPECIAL DEVICES, INCORPORATED,
                                   a Delaware corporation


                                   By: /s/ THOMAS F. TREINEN
                                      ----------------------------------
                                   Name: Thomas F. Treinen
                                        --------------------------------
                                   Title: President and CEO
                                         -------------------------------

                                   SDI ACQUISITION CORP., a Delaware
                                   corporation


                                   By: /s/ DONALD GLICKMAN
                                      ----------------------------------
                                   Name: Donald Glickman
                                        --------------------------------
                                   Title: President
                                         -------------------------------

                                    EXHIBIT A



        Walter Neubauer             728,875 shares

        Thomas F. Treinen           66,250 shares